Exhibit 12
Transactions in the Securities of the Issuer During the Past Sixty (60) Days
Mr. Cohn effected the following transactions in the Company’s Class A Common Stock during the past sixty days of filing this Amendment No.9:

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
12/10/2025	Purchase	174,947	$1.40
12/11/2025	Purchase	180,000	$1.38
12/12/2025	Purchase	180,353	$1.38
12/15/2025	Purchase	174,076	$1.36
12/16/2025	Purchase	197,242	$1.22
6/10/2026	Purchase	219,019	$0.91
6/11/2026	Purchase	258,204	$0.97
6/12/2026	Purchase	251,081	$1.00
6/15/2026	Purchase	250,007	$1.00